Exhibit 99

News
PPG Media Contact:
Mark Silvey
Corporate Communications
+1-412-434-3046
silvey@ppg.com

PPG Investor Contact:
Alex Lopez
Investor Relations
+1-412-434-3466
alejandrolopez@ppg.com
investor.ppg.com

PPG reports third quarter 2024 financial results
•Record reported earnings per diluted share (EPS) of $2.00 and adjusted EPS of $2.13
•Net sales of $4.6 billion; organic sales flat versus prior year
•Segment margins improved 60 basis points year over year, marking eight consecutive quarters of margin expansion
•Share repurchases of approximately $200 million in the quarter; $500 million year to date

PITTSBURGH, October 16, 2024 – PPG (NYSE:PPG) today reported financial results for the third quarter 2024.

Third Quarter Consolidated Results

$ in millions, except EPS	3Q 2024	3Q 2023	YOY change
Net sales	$4,575	$4,644	(1)%
Net income	$468	$426	+10%
Adjusted net income(a)	$500	$493	+1%
EPS	$2.00	$1.79	+12%
Adjusted EPS(a)	$2.13	$2.07	+3%
(a) Reconciliations of reported to adjusted figures are included below

Chairman and CEO Comments
Tim Knavish, PPG chairman and chief executive officer, commented on the quarter:

We delivered record third quarter EPS driven by positive volume growth in seven of our ten businesses, including strong growth in several of our key technology businesses and despite deterioration in automotive original equipment manufacturer (OEM) build rates during the quarter. Our reported EPS was $2.00, and adjusted EPS of $2.13 grew 3% year over year even with an unfavorable impact from a higher effective income tax rate, which reduced the year-over-year EPS comparison by $0.08. The third quarter was our seventh consecutive quarter of adjusted EPS growth. Our aggregate segment margin improved 60 basis points year over year aided by business mix and lower costs, marking our eighth consecutive quarter of increases.

We delivered year-over-year sales volume growth of 2% in the Performance Coatings segment, offset by increasingly challenged global industrial production, which constrained demand in the Industrial Coatings segment. Performance Coatings growth was catalyzed by sustained strength in aerospace demand, refinish coatings share gains, and strong performance in the architectural coatings Americas and Asia Pacific business. This growth was offset by Industrial Coatings segment declines in Europe and the U.S. where automotive OEM build rates weakened, especially late in the quarter and general industrial production remained soft. In the Asia-Pacific region, both reporting segments delivered solid sales growth in China and India, driven by our share gains.

During the quarter, we extended our heritage of rewarding our shareholders. We repurchased approximately $200 million of stock during the third quarter and have repurchased about $500 million year to date. In July, we increased our quarterly dividend by 5%, and we paid about $160 million in dividends in the quarter with approximately $465 million paid year to date. Our balance sheet remains strong, which continues to provide us with the financial flexibility to drive shareholder value creation going forward.

Looking ahead, we maintain our full-year 2024 sales and EPS guidance, expecting organic sales to be flat and adjusted earnings per share to be at the low end of the $8.15 to $8.30 range. The pending closure of the silicas products business divestiture and the architectural coatings U.S. and Canada strategic review reflects the execution of our enterprise growth strategy to focus our resources on businesses where we have the greatest growth and margin opportunities. Finally, we remain committed to our heritage of strong cost management and improved productivity that reinforces our ability to maintain momentum in driving higher margins and earnings growth.

This strong performance would not be possible without the dedication of our employees to deliver growth for PPG. Thank you to our PPG team around the world who make it happen and deliver on our purpose every day: We protect and beautify the world®.

Third Quarter 2024 Reportable Segment Financial Results
Performance Coatings segment

$ in millions	3Q 2024	3Q 2023	YOY change
Net sales	$2,921	$2,880	+1%
Segment income	$513	$452	+13%
Segment income %	17.6%	15.7%
Sales volumes			+2%
Selling prices			+1%
Foreign currency translation			(1)%
Divestitures			(1)%

Performance Coatings net sales increased, as higher sales volumes and selling prices were partially offset by the divestitures of the non-North American portion of the traffic solutions business and unfavorable foreign currency translation.

Sales volumes increased 2% year over year with growth in five of the six businesses in this segment led by aerospace coatings, protective and marine coatings, and architectural coatings Americas and Asia Pacific. PPG’s aerospace coatings business delivered record quarterly sales stemming from double-digit percentage organic sales growth and ended the quarter with an order backlog of approximately $290 million, even though we improved our production capacity this year through debottlenecking and other productivity gains. Protective and marine coatings organic sales increased by a low single-digit percentage compared to the prior year, driven by share gains in Europe and Asia Pacific. Organic sales for architectural coatings Americas and Asia Pacific were higher by a low single-digit percentage, with solid volume growth in the professional contractor segment in the U.S. and Canada. PPG continues to benefit from our well-established concessionaire network in Mexico. Organic sales in automotive refinish coatings grew by a mid-single-digit percentage, including high single-digit percentage increases in U.S. collision-related products and despite lower overall industry collision claims. Year-over-year organic sales for architectural coatings Europe, Middle East and Africa were flat which is a positive trend after several quarters of declines. This was supported by growth in central and eastern Europe, offset by lower sales volumes across western Europe.

Segment income increased by 13% versus the prior year, and segment operating margin improved 190 basis points year over year to 17.6%, driven by higher sales volumes and targeted price increases partially offset by general cost inflation.

Industrial Coatings segment

$ in millions	3Q 2024	3Q 2023	YOY change
Net sales	$1,654	$1,764	(6)%
Segment income	$199	$246	(19)%
Segment income %	12.0%	13.9%
Sales volumes			(3)%
Selling prices			(3)%

Industrial Coatings segment net sales were lower compared to the third quarter 2023 due to lower sales volumes and lower selling prices from certain index-based customer contracts.

Automotive OEM coatings organic sales decreased more than initially forecasted, declining by a double-digit percentage due to lower U.S. and European industry build rates, which deteriorated notably late in the quarter, partly offset by PPG growth in China and Mexico. Similar to prior quarters, industrial activity in the U.S. and Europe was lackluster. As a result, industrial coatings organic sales declined by a mid-single-digit percentage, more than offsetting solid growth in emerging markets. Packaging coatings organic sales were up a low single-digit percentage year over year with improved sales volumes stemming from share gains partially offset by lower selling prices.

Segment income decreased 19%, and segment margin declined by 190 basis points compared to the third quarter 2023 driven by lower sales volumes and lower selling prices on certain index-based pricing contracts.

Additional Financial Information
•At quarter end, the company had cash and short-term investments totaling $1.3 billion. Net debt was $5.2 billion, up $0.3 billion from the third quarter 2023.
•Corporate expenses were $72 million in the third quarter, which was $16 million lower than the prior year due to lower incentive-based compensation and cost savings initiatives.
•Net interest expense was $19 million in the third quarter.
•The reported and adjusted effective tax rates were approximately 22.5% in the third quarter. The adjusted effective tax rate was 19.5% in the third quarter 2023 due to certain nonrecurring discrete tax items.

Additional information related to the third quarter financial information is posted within the Investors section of PPG.com.

The term organic sales as used in this press release is defined as net sales excluding the impact of currency, acquisitions and divestitures.

PPG: WE PROTECT AND BEAUTIFY THE WORLD®
At PPG (NYSE:PPG), we work every day to develop and deliver the paints, coatings and specialty materials that our customers have trusted for more than 140 years. Through dedication and creativity, we solve our customers’ biggest challenges, collaborating closely to find the right path forward. With headquarters in Pittsburgh, we operate and innovate in more than 70 countries and reported net sales of $18.2 billion in 2023. We serve customers in construction, consumer products, industrial and transportation markets and aftermarkets. To learn more, visit www.ppg.com.

The PPG Logo and We protect and beautify the world are registered trademarks of PPG Industries Ohio, Inc.

Additional Information

PPG will provide detailed commentary regarding its financial performance, including presentation-slide content, on the PPG Investor Center at www.ppg.com at about 4:30 p.m. ET today, October 16. The company will hold a conference call to review its third quarter 2024 financial performance on October 17, at 8:00 a.m. ET. Participants can pre-register for the conference by navigating to https://www.netroadshow.com/events/login?show=d102d1c7&confId=71286. The conference call also will be available in listen-only mode via Internet broadcast from the PPG Investor Center at www.ppg.com. A telephone replay will be available October 17, beginning at approximately 11:00 a.m. ET, through October 31, at 11:59 p.m. ET. The dial-in numbers for the replay are: in the United States, 1-866-813-9403; Canada, 1-226-828-7578; UK (Local), 0204-525-0658; international, +44-204-525-0658; passcode 759218. A web replay also will be available shortly after the call on the PPG Investor Center at www.ppg.com, and will remain through Wednesday, October 15, 2025.

Forward-Looking Statements

Statements contained herein relating to matters that are not historical facts are forward-looking statements reflecting PPG’s current view with respect to future events and financial performance. These matters within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, involve risks and uncertainties that may affect PPG’s operations, as discussed in the company’s filings with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c) or 15(d) of the Exchange Act, and the rules and regulations promulgated thereunder. Accordingly, many factors could cause actual results to differ materially from the forward-looking statements contained herein. Such factors include statements related to global economic conditions, geopolitical issues, the effects o our business of COVID-19, the amount of future share repurchases, increasing price and product competition by our competitors, fluctuations in cost and availability of raw materials, energy, labor and logistics, the ability to achieve selling price increases, the ability to recover margins, customer inventory levels, PPG inventory levels, the ability to maintain favorable supplier relationships and arrangements, the timing of realization of anticipated cost savings from restructuring and other initiatives, the ability to identify additional cost savings opportunities, the timing and expected benefits of potential future and completed acquisitions, difficulties in integrating acquired businesses and achieving expected synergies therefrom, economic and political conditions in international markets, the ability to penetrate existing, developing and emerging foreign and domestic markets, foreign exchange rates and fluctuations in such rates, fluctuations in tax rates, the impact of future legislation, the impact of environmental regulations, unexpected business disruptions, the unpredictability of existing and possible future litigation, including asbestos litigation, and governmental investigations. However, it is not possible to predict or identify all such factors. Consequently, while the list of factors presented here and in our 2023 Annual Report on Form 10-K considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results compared with those anticipated in the forward-looking statements could include, among other things, lower sales or earnings, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on PPG’s consolidated financial condition, results of operations or liquidity.

All information in this release speaks only as of October 16, 2024, and any distribution of this release after that date is not intended and will not be construed as updating or confirming such information. PPG undertakes no obligation to update any forward-looking statement, except as otherwise required by applicable law.

Regulation G Reconciliation

PPG believes investors’ understanding of the company’s performance is enhanced by the disclosure of net income, earnings per diluted share from continuing operations and PPG’s effective tax rate adjusted for certain items. PPG’s management considers this information useful in providing insight into the company’s ongoing performance because it excludes the impact of items that cannot reasonably be expected to recur on a quarterly basis or that are not attributable to our primary operations. Net income, earnings per diluted share from continuing operations and the effective tax rate adjusted for these items are not recognized financial measures determined in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) and should not be considered a substitute for net income, earnings per diluted share, the effective tax rate or other financial measures as computed in accordance with U.S. GAAP. In addition, adjusted net income, adjusted earnings per diluted share and the adjusted effective tax rate may not be comparable to similarly titled measures as reported by other companies. PPG is not able to provide a reconciliation of full-year 2024 expected adjusted earnings per diluted share to the most directly comparable GAAP financial measure without unreasonable effort because certain items that impact such measure are uncertain or cannot be reasonably predicted at this time.

Regulation G Reconciliation - Net Income and Earnings per Diluted Share
($ in millions, except per-share amounts)

	Third Quarter 2024		Third Quarter 2023
	$	EPS(a)	$	EPS(a)
Reported net income from continuing operations	$468	$2.00	$426	$1.79
Acquisition-related amortization expense	24	0.10	30	0.13
Business restructuring-related costs, net(b)	—	—	10	0.04
Portfolio optimization(c)	8	0.03	27	0.11
Adjusted net income from continuing operations, excluding certain items	$500	$2.13	$493	$2.07

	Third Quarter 2024			Third Quarter 2023
	Income Before Income Taxes	Tax Expense	Effective Tax Rate	Income Before Income Taxes	Tax Expense	Effective Tax Rate
Effective tax rate, continuing operations	$611	$137	22.4%	$557	$121	21.7%
Acquisition-related amortization expense	32	8	24.4%	40	10	23.9%
Business restructuring-related costs, net(b)	—	—	—%	13	3	22.9%
Portfolio optimization(c)	10	2	24.3%	15	(12)	(77.2%)
Adjusted effective tax rate, continuing operations, excluding certain items	$653	$147	22.5%	$625	$122	19.5%
(a)Earnings per diluted share is calculated based on unrounded numbers. Figures in the table may not recalculate due to rounding.
(b)Business restructuring-related costs, net include business restructuring charges, offset by releases related to previously approved programs, which are included in Other (income)/charges, net on the condensed consolidated statement of income, accelerated depreciation of certain assets, which is included in Depreciation on the condensed consolidated statement of income, and other restructuring-related costs, which are included in Cost of sales, exclusive of depreciation and amortization and Selling, general and administrative on the condensed consolidated statement of income.
(c)Portfolio optimization includes advisory, legal, accounting, valuation, other professional or consulting fees and certain internal costs directly incurred to effect acquisitions, as well as similar fees and other costs to effect divestitures and other portfolio optimization exit actions. These costs are included in Selling, general and administrative expense on the condensed consolidated statement of income. Portfolio optimization also includes losses on the sale of certain assets, which are included in Other (income)/charges, net in the condensed consolidated statement of income, including the loss recognized in the third quarter 2023 on the sale of the company’s legacy industrial Russian operations.

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF INCOME (unaudited)
(All amounts in millions except per-share data)
	Three Months Ended September 30		Nine Months Ended September 30
	2024	2023	2024	2023
Net sales	$4,575	$4,644	$13,680	$13,896
Cost of sales, exclusive of depreciation and amortization	2,663	2,752	7,842	8,214
Selling, general and administrative	1,062	1,047	3,203	3,108
Depreciation	97	102	298	287
Amortization	32	40	106	121
Research and development, net	105	108	325	322
Interest expense	67	64	184	190
Interest income	(48)	(39)	(135)	(96)
Pension settlement charge	—	—	—	190
Other (income)/charges, net	(14)	13	15	4
Income before income taxes	$611	$557	$1,842	$1,556
Income tax expense	137	121	422	350
Net income attributable to controlling and noncontrolling interests	$474	$436	$1420	$1206
Net income attributable to noncontrolling interests	(6)	(10)	(24)	(26)
Net income (attributable to PPG)	$468	$426	$1,396	$1,180

Earnings per common share (attributable to PPG)	$2.01	$1.80	$5.96	$5.00

Earnings per common share (attributable to PPG) - assuming dilution	$2.00	$1.79	$5.93	$4.97

Average shares outstanding	233.3	236.2	234.5	236.0

Average shares outstanding - assuming dilution	234.3	237.5	235.6	237.2

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS HIGHLIGHTS (unaudited)
($ in millions)
	Nine Months Ended September 30
	2024	2023
Cash from operating activities	$1,074	$1,513
Cash used for investing activities:
Capital expenditures	$523	$381
Business acquisitions, net of cash balances acquired	$29	$108
Cash used for financing activities:
Dividends paid on PPG common stock	$464	$445
Purchase of treasury stock	$511	—

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET HIGHLIGHTS (unaudited)
($ in millions)
	September 30	December 31	September 30
	2024	2023	2023
Current assets:
Cash and cash equivalents	$1,251	$1,514	$1,218
Short-term investments	71	75	64
Receivables, net	3,653	3,279	3,612
Inventories	2,263	2,127	2,217
Assets held for sale	237	—	—
Other current assets	438	436	441
Total current assets	$7,913	$7,431	$7,552

Current liabilities:
Short-term debt and current portion of long-term debt	$339	$306	$606
Accounts payable and accrued liabilities	4,342	4,467	4,210
Current portion of operating lease liabilities	196	194	189
Restructuring reserves	46	87	95
Liabilities held for sale	73	—	—
Total current liabilities	$4,996	$5,054	$5,100

Long-term debt	$6,138	$5,748	$5,596

PPG OPERATING METRICS (unaudited)
($ in millions)
	September 30	December 31	September 30
	2024	2023	2023
Operating Working Capital (a)	$3,185	$2,645	$3,201
As a percent of quarter sales, annualized	17.4%	15.2%	17.2%

(a)	Operating working capital includes: (1) receivables from customers, net of allowance for doubtful accounts, (2) FIFO inventories and (3) trade liabilities.

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED BUSINESS SEGMENT INFORMATION (unaudited)
($ in millions)
	Three Months Ended September 30		Nine Months Ended September 30
	2024	2023	2024	2023
Net sales
Performance Coatings	$2,921	$2,880	$8,583	$8,549
Industrial Coatings	1,654	1,764	5,097	5,347
Total	$4,575	$4,644	$13,680	$13,896

Segment income
Performance Coatings	$513	$452	$1,485	$1,384
Industrial Coatings	199	246	707	736
Total	$712	$698	$2,192	$2,120

Items not allocated to segments
Corporate	(72)	(88)	(224)	(240)
Interest expense, net of interest income	(19)	(25)	(49)	(94)
Business restructuring-related costs, net (a)	—	(13)	(15)	(27)
Portfolio optimization (b)	(10)	(15)	(42)	(22)
Legacy environmental remediation charges (c)	—	—	(20)	—
Pension settlement charge (d)	—	—	—	(190)
Insurance recovery (e)	—	—	—	9
Income before income taxes	$611	$557	$1,842	$1,556

(a)
Business restructuring-related costs, net include business restructuring charges, offset by releases related to previously approved programs, which are included in Other (income)/charges, net on the condensed consolidated statement of income, accelerated depreciation of certain assets, which is included in Depreciation on the condensed consolidated statement of income and other restructuring-related costs, which are included in Cost of sales, exclusive of depreciation and amortization and Selling, general and administrative on the condensed consolidated statement of income.

(b)
Portfolio optimization includes losses on the sale of non-core assets, including the loss recognized in the second quarter 2024 on the sale of the Company's traffic solutions business in Argentina and the loss recognized in the third quarter 2023 on the sale of the company’s legacy industrial Russian operations, which is included in Other (income)/charges, net in the condensed consolidated statement of income. Portfolio optimization also includes advisory, legal, accounting, valuation, other professional or consulting fees and certain internal costs directly incurred to effect acquisitions, as well as similar fees and other costs to effect divestitures and other portfolio optimization exit actions. These costs are included in Selling, general and administrative expense on the condensed consolidated statement of income.

(c)
Legacy environmental remediation charges represent environmental remediation costs at certain non-operating PPG manufacturing sites. These charges are included in Other (income)/charges, net in the condensed consolidated statement of income.

(d)	In the first quarter 2023, PPG purchased group annuity contracts that transferred pension benefit obligations for certain of the company’s retirees in the U.S. to third-party insurance companies, resulting in a non-cash pension settlement charge.

(e)	In the first quarter 2023, the company received reimbursement under its insurance policies for damages incurred at a southern U.S. factory from a winter storm in 2020.